Exhibit 2.2

ASSET PURCHASE AGREEMENT

dated as of

April 19, 2007

by and among

SOLARWINDS.NET, INC.

IPMONITOR CORPORATION,

THE SHAREHOLDERS OF IPMONITOR CORPORATION

and

GOWLING LAFLEUR HENDERSON LLP

(With Respect to Article IX Only)

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

SCHEDULES

Schedule 2.1(a)	List of Technology and Intellectual Property Rights
Schedule 2.1(b)	List of Assumed Contracts
Schedule 2.1(e)	List of Equipment
Schedule 2.2	Excluded Assets
Schedule 2.3(a)	List of Assumed Obligations
Schedule 2.3(b)	List of Retained Liabilities
Schedule 7.3(h)	List of Required Continuing Employees

EXHIBITS

Exhibit A	Form of Seller Non-competition Agreement
Exhibit B	Form of Shareholder Non-competition Agreement
Exhibit C	Seller Disclosure Schedule
Exhibit D	Form of Assignment and Assumption of Obligations Agreement
Exhibit E	Form of Employee Proprietary Information Agreement
Exhibit F	Form of Employee Notice
Exhibit G	Form of Opinion of Seller Counsel

-iii-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 19, 2007, by and between SolarWinds.Net, Inc., an Oklahoma corporation (the “Buyer”), IPMonitor Corporation, a corporation incorporated pursuant to the Canada Business Corporations Act (the “Seller”), each of the shareholders of Seller (collectively, the “Shareholders”), and, solely for purposes of Article IX hereof, Gowling Lafleur Henderson LLP (the “Escrow Agent”). Seller, the Shareholders and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Seller wishes to sell to the Buyer all of the assets of Seller that relate to or are currently or were formerly used in, or that have been under development for use in, the conduct of Seller’s Business (as defined in Section 1.1(ee)) and to transfer to the Buyer certain specified obligations of Seller.

B. Upon the terms and subject to the conditions of this Agreement, Buyer wishes to acquire such assets and to assume such obligations.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Business Employee” means all of the employees of Seller other than Gary Hamilton and Rosemary Hamilton.

(b) “Buyer Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate, (i) is or could reasonably be expected to become materially adverse to the Buyer’s business, operations, results of operations, condition (financial or other), prospects, properties, tangible or intangible assets or liabilities of the Buyer and its subsidiaries (taken as a whole), or (ii) materially impairs or could reasonably be expected to materially impair the ability of the Buyer to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents.

(c) “CIPO” means the Canadian Intellectual Property Office.

(d) “Closing Balance Sheet” has the meaning assigned to such term in Section 4.5.

(e) “Closing Consideration” means (i) C$5,940,000 reduced by (ii) the Working Capital Shortfall, if any.

(f) “Closing Working Capital Amount” means an amount equal to Seller’s (i) cash balance plus (ii) accounts receivable minus (iii) trade payables minus (iv) liabilities (excluding Deferred Revenue Liabilities and Retained Liabilities) minus (v) Payroll Expense, in the case of each of clauses (i), (ii), (iii) and (iv) above, as of the Closing Date and as indicated on the Closing Balance Sheet.

(g) “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any bankruptcy Law.

(h) “Deferred Revenue Liabilities” means the deferred revenue reflected on the Closing Balance Sheet to the extent it is attributed to ongoing support obligations of Seller arising in the ordinary course of business of Seller, in the amount of C$523,850.56.

(i) “Designee” means one of the Shareholders appointed by the Shareholders.

(j) “Employee Non-competition Agreement” means the covenant not to compete set forth in the Employee Proprietary Information Agreements.

(k) “Employee Notice” means the notice as set forth as Exhibit F hereto.

(l) “Employee Proprietary Information Agreement” means the agreement set forth as Exhibit E hereto.

(m) “Encumbrances” means any priority, hypothec, lien, pledge, hypothecation, claim, infringement, charge, mortgage, security interest, encumbrance, prior assignment, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(n) “Environmental Law” means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

(o) “Environmental Permit” means any permit, approval, identification number, license or other authorization obtained by Seller or any subsidiary as required under or issued pursuant to any applicable Environmental Law.

(p) “Escrow Amount” means an amount equal to C$660,000.

(q) “GAAP” means the current accounting principles recommended by the Canadian Institute of Chartered Accountants in the “CICA Handbook” at such time, or in the event that the matter is not covered in the CICA Handbook, principles having general acceptance among accounting professionals at such time.

(r) “Gatineau Lease” means the lease of the only premises currently occupied by Seller in Gatineau, GC.

(s) “Governmental Entity” means any applicable federal, provincial, territorial, local or foreign governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or authority.

(t) “Hazardous Material” shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

(u) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, Canadian and all other foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all integrated circuit topographies, integrated circuit topography registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures, topology or topography (“Maskworks”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all World Wide Web addresses and domain names and applications and registrations therefor, all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(v) “knowledge”, “know” and “known” and similar phrases shall mean actual knowledge of the particular fact after reasonable inquiry.

(w) “Law” or collectively, “Laws” means all applicable statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities.

(x) “ordinary course of business” means any action taken by a person that is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal, day-to-day operations of such person.

(y) “Payroll Expense” means the payroll expense of Seller for the Business Employees for payroll (excluding commissions earned after the Closing Date) beginning on April 19, 2007 and ending on May 2, 2007, in the amount of C$40,184.20.

(z) “Permitted Encumbrances” shall mean (i) Encumbrances for current Taxes not yet due and payable, (ii) non-exclusive licenses granted by Seller to its customers pursuant to Assumed Contracts in connection with the sales of products of Seller’s Business in the ordinary course of business.

(aa) “PTO” means the United States Patent and Trademark Office.

(bb) “Registered Intellectual Property Rights” means all United States, Canadian, and all other international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any provincial or territorial government or other public legal authority at any time.

(cc) “Seller Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including without limitation Seller’s Registered Intellectual Property Rights, that (i) is or are owned (in whole or in part) by or exclusively licensed to Seller, or (ii) Seller claims to own (in whole or in part) or claims to have an exclusive license to.

(dd) “Seller Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect that, individually or in the aggregate, (i) is or could reasonably be expected to become materially adverse to or materially impair Seller’s Business or the Purchased Assets, or (ii) materially impairs or could reasonably be expected to materially impair the ability of Seller to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents.

(ee) “Seller’s Business” means the business of Seller related to network monitoring and management, including the ipMonitor software.

(ff) “Tax” or, collectively, “Taxes” means (i) any and all domestic or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added (including Goods and Services Tax), ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(ff) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group relief within a jurisdiction or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 1.1(ff) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

(gg) “Technology” means all information and Intellectual Property Rights related to, constituting or disclosing, and all tangible or intangible copies and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions and discoveries (whether or not patented or patentable), algorithms, routines, software, files, databases, works of authorship or processes.

(hh) “Working Capital Shortfall” means the amount, if any, by which the Closing Working Capital Amount is less than C$0.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, upon the Closing Date, Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, benefit, title and interest existing now or at any time hereafter through the Closing Date (whether or not in inchoate form) in or to all of the assets, properties and rights of Seller that relate to, are used in, were used in, or that have been under development for use in, the conduct of Seller’s Business, including, without limitation, those listed below (excluding those assets, properties and rights of Seller identified by Buyer as an Excluded Asset on Schedule 2.2):

(a) All Seller Intellectual Property, including the Technology and Intellectual Property Rights listed on Schedule 2.1(a);

(b) The contracts, agreements, contract rights, license agreements, purchase and sale orders, quotations and other executory rights or obligations of successive performance of Seller and commitments of third parties that are set forth on Schedule 2.1(b) hereto (the “Assumed Contracts”);

(c) All marketing materials, training materials, office and reference manuals and similar items that relate to or were used in, or that have been under development for use in, the conduct of Seller’s Business;

(d) The franchises, licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by Seller, if any, that relate to or were used in, or that have been under development for use in, the conduct of Seller’s Business (to the extent the same are transferable) (the “Permits”);

(e) The equipment and other tangible personal property that are set forth on Schedule 2.1(e) hereto;

(f) Copies of all books of accounts, customer and supplier lists, including addresses, drawings, files, papers and records relating to Seller’s Business and all information with respect to these customers and suppliers;

(g) All causes of action, judgments and claims or demands of whatever kind or description arising out of or relating to Seller’s Business or the Purchased Assets, including prepayments related to Seller’s Business or the Purchased Assets;

(h) All rights of Seller, if any, under express or implied warranties from suppliers and vendors to Seller that relate to or were used in, or that have been under development for use in, the conduct of Seller’s Business and associated with the Purchased Assets; and

(i) All goodwill, if any, associated with Seller’s Business.

The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 2.1 are collectively referred to as the “Purchased Assets.” All of the Purchased Assets shall be sold to Buyer free and clear of any Encumbrances, other than Permitted Encumbrances. Notwithstanding anything else, Buyer shall not be liable or obligated with respect to any liability, obligation or commitment with respect to any of the foregoing except as expressly provided in Section 2.3 below.

2.2 Excluded Assets. Notwithstanding Section 2.1, the assets identified on Schedule 2.2, including amounts payable to Seller pursuant to the Scientific Research and Experimental Development program administered by the Canada Revenue Agency and the Province of Quebec (the “Excluded Assets”), shall be retained by Seller and shall not be included in the Purchased Assets.

2.3 Agreement to Assume Assumed Obligations.

(a) At the Closing, and subject to the terms and conditions of this Agreement, Buyer shall assume and agree to discharge and perform when due, those liabilities and obligations of Seller, and only those liabilities and obligations of Seller, that are specifically enumerated in Schedule 2.3(a) (the “Assumed Obligations”); provided, however, and without limiting the generality of the foregoing, Assumed Obligations shall not include (i) any liability for Taxes of any kind of Seller or attributable to the Purchased Assets or Seller’s Business for any taxable period or portion thereof ending on or prior to the Closing Date, including without limitation, those resulting from the transactions contemplated in this Agreement or the other Transaction Documents, or otherwise (with property taxes with respect to the Purchased Assets allocated between the period of Seller’s and Buyer’s ownership on a per diem basis), (ii) any obligation of Seller to indemnify any person (including any of the shareholders of Seller) by reason of the fact that such person was a director, officer, employee, or agent of any of Seller or any subsidiary, (iii) any liability of Seller for costs and expenses incurred in connection with this Agreement or the transactions contemplated hereby, except as set forth in Section 10.14, or (iv) any note or accounts payable by Seller to any shareholder(s) of Seller.

(b) Except for the Assumed Obligations, Seller shall retain all debts, liabilities, duties, obligations or commitments, whether known or unknown, fixed or contingent, of any nature of Seller or related to Seller’s Business or the Purchased Assets, whether now or hereinafter existing, including without limitation, the liabilities and obligations identified in Schedule 2.3(b) (the “Retained Liabilities”).

2.4 No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Obligations shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Obligations. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Obligations shall not create any third party beneficiary rights.

ARTICLE III

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

3.1 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets and certain confidentiality and non-competition agreements between Buyer and Seller in substantially the form attached hereto as Exhibit A (the “Seller Non-competition Agreement”) and between Buyer and the Shareholders in substantially the form attached hereto as Exhibit B (the “Shareholder Non-competition Agreement”), in full payment therefor, (i) Buyer will pay to Seller or its Designee, or cause to be paid to Seller or its Designee, the Purchase Price set forth in Section 3.2 and (ii) Buyer will assume the Assumed Obligations.

3.2 Amount. The purchase price for the Purchased Assets shall be paid as follows (collectively, the “Purchase Price”):

(a) The Closing Consideration shall be delivered to Seller at the Closing (as defined below) by wire transfer of immediately available funds to any account designated by Seller; and

(b) The Escrow Amount shall be delivered to the Escrow Agent at the Closing by wire transfer of immediately available funds to an account theretofore designated by the Escrow Agent, which funds shall be held by the Escrow Agent in accordance with Article IX (the “Escrow Fund”).

3.3 Time and Place of Closing. Subject to the terms and conditions set forth in Article VIII of this Agreement, the transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation in Austin, Texas on April 19, 2007, or on such other date, or at such other time or place, as shall be agreed upon by Seller and Buyer (the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, and acknowledges that Buyer is relying upon such representations and warranties in connection with the purchase of the Purchased Assets, that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Seller to Buyer prior to the execution and delivery of this Agreement and attached hereto as Exhibit C (the “Seller Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Seller contained in the section of this Agreement corresponding by number to such disclosure.

4.1 Corporate Organization; Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under applicable Laws. Seller has the corporate power to own its properties and to carry on Seller’s Business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Seller Material Adverse Effect. Seller has previously furnished to Buyer a complete and correct copy of Seller’s articles and by-laws, each as amended to date (the “Seller Charter Documents”). Seller is not in violation of any of the provisions of the Seller Charter Documents. Seller does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association, whether incorporated or unincorporated.

4.2 Capitalization. The Shareholders are the sole registered holders of all of the issued and outstanding securities of any kind of Seller (voting or otherwise), and there are no options, rights, warrants, preemptive rights, calls, subscriptions, commitments, shareholder agreements or other instruments, understandings or contracts outstanding giving any person or entity the right to acquire from Seller or any shareholder of Seller (whether by exercise, conversion or otherwise) any securities of any kind of Seller (voting or otherwise) nor are there any commitments to issue or execute any of the foregoing. None of the outstanding shares of Seller has been issued in violation of any preemptive rights of any security holder of Seller or in violation of applicable securities Laws or any other Law of any jurisdiction applicable to such issuance.

4.3 Authority.

(a) Seller has all requisite corporate power and authority to enter into this Agreement and the agreements and documents relating hereto (the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the Transaction Documents by Seller does not, and the performance of this Agreement and the Transaction Documents by Seller shall not, (i) conflict with or violate the Seller Charter Documents, (ii) conflict with or violate any Laws applicable to Seller, or by which any of its assets or properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance, other than a Permitted Encumbrance, on any of the properties or assets of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller’s properties are bound or affected.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Seller Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

4.4 Compliance with Laws. Seller’s properties and operations are, and have since inception been, in compliance with all Laws applicable to Seller or by which any of its properties or operations is bound or effected. Seller has not received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.

4.5 Financial Statements. Section 4.5 of the Seller Disclosure Schedule contains Seller’s unaudited balance sheets and statements of income and cash flows as of and for the fiscal year ended October 31, 2006 (the “Year End Financial Statements”), Seller’s unaudited balance sheets and statements of income and cash flows as of and for the three-month period ended January 31, 2007 (the “Interim Financial Statements”) and Seller’s unaudited business balance sheet as of the date of this Agreement (the “Closing Balance Sheet” and together with the Year End Financial Statements and the Interim Financial Statements, the “Seller Financial Statements”). Other than as described in Section 4.5 of the Seller Disclosure Schedule, the Seller Financial Statements (including the notes thereto) are true and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Seller Financial Statements present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods indicated therein; provided that the Interim Financial Statements shall be subject to normal year end adjustments (which shall not be material individually or in the aggregate). The Payroll Expense shall not exceed C$40,184.20. As determined in accordance with the Closing Balance Sheet, the Closing Working Capital Amount is not less than C$0.

4.6 No Undisclosed Liabilities. Seller does not have any debts, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted and whether or not required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP that could adversely affect Seller’s Business, the Purchased Assets or Buyer or could impair the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement or any of the Transaction Documents.

4.7 Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Seller Disclosure Schedule, since December 31, 2006, Seller has conducted Seller’s Business in the ordinary course consistent with past practice and there has not been: (i) any Seller Material Adverse Effect; (ii) any damage to, destruction or loss of any of the Purchased Assets (whether or not covered by insurance); (iii) any revaluation by Seller of any of the Purchased Assets; (iv) any transaction, commitment, contract or agreement entered into by Seller, or any relinquishment by Seller of any contract or other right, in any case adversely affecting or that could reasonably be expected to adversely affect Seller’s Business or the Purchased Assets; or (v) any material adverse change in any customer, supplier, licensee or licensor relationship, including any cancellation, termination or adverse modification or threatened cancellation, termination or adverse modification of any such relationship, in each case that is related to Seller’s Business or the Purchased Assets.

4.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Seller, threatened (including allegations that could form the basis for future action), against Seller or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Seller that could reasonably be expected to have a Seller Material Adverse Effect. All litigation to which Seller is a party (or, to the knowledge of Seller, threatened to become a party) is disclosed in Section 4.8 of the Seller Disclosure Schedule. Seller does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

4.9 Governmental Authorization. The Permits include each federal, provincial, territorial, county or local governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Seller currently operates or holds any interest in any of its properties related to Seller’s Business or (ii) that is required for the operation of Seller’s Business or the holding of any such interest, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permits could not reasonably be expected to have a Seller Material Adverse Effect.

4.10 Title to Property; Assets.

(a) Seller has good and marketable title to, or in the case of leased properties or assets, a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. Seller shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Purchased Assets listed in Sections 2.1(a) – 2.1(i) of this Agreement include all of the assets that are necessary to operate Seller’s Business in the same manner as Seller’s Business was operated by Seller or were used in the operation of Seller’s Business by Seller, other than Excluded Assets. Except as set forth in Section 4.10(b) of the Seller Disclosure Schedule, the Purchased Assets are, to the knowledge of Seller, free from defects (patent and latent), and the Purchased Assets have been maintained in accordance with normal industry practice for companies similarly situated to Seller, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they were used and presently are proposed to be used assuming the transaction contemplated by this Agreement is not consummated.

4.11 Intellectual Property Rights.

(a) Section 4.11(a) of the Seller Disclosure Schedule lists or describes (i) all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by Seller (the “Seller Registered Intellectual Property Rights”); (ii) all unregistered Trademarks; (iii) all unregistered Copyrights and Trade Secrets in computer software and any other unregistered Seller Intellectual Property; and (iv) any proceedings or actions before any court, tribunal (including CIPO, the PTO or equivalent authority anywhere in the world) related to any of the Seller Registered Intellectual Property Rights or Seller Intellectual Property.

(b) Each item of Seller Registered Intellectual Property Rights is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or other foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by Seller within 90 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to CIPO or PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Right. In each case in which Seller has acquired any Technology or Intellectual Property Right from any person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and any Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller. To the maximum extent provided for by, and in accordance with, applicable Laws and regulations, Seller has recorded each assignment related to Seller Registered Intellectual Property Rights with the relevant Governmental Entity, including CIPO, the PTO, the U.S. Copyright Office or their respective equivalents in any relevant jurisdiction, as the case may be. None of the Intellectual Property Rights used by Seller, other than Intellectual Property Rights licensed from third parties pursuant to valid license agreements listed in Section 4.11(p) of the Seller Disclosure Schedule, are registered in the name of any person other than Seller. No fee with respect to the Registered Intellectual Property Rights has been paid at the “small entity” level unless Seller was entitled to do so.

(c) Each item of Seller Intellectual Property and, to Seller’s knowledge, all Intellectual Property Rights and Technology licensed to Seller (other than commercially available third party software development tools so long as no part of such tools are included in Seller’s products or services), are free and clear of any Encumbrances. Seller is the exclusive owner of all Seller Intellectual Property.

(d) Seller has no knowledge of any facts or circumstances that (i) Seller believes may render any Seller Intellectual Property invalid or unenforceable, including any information or fact that may constitute prior art, (ii) would render any of the Seller Registered Intellectual Property

Rights invalid or unenforceable, or (iii) would adversely affect any pending application for any Seller Registered Intellectual Property Right. Seller has not misrepresented, or failed to disclose, nor does Seller have any knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property Right of Seller.

(e) Other than general know-how and information available in the public domain without charge and without any restrictions or limitations, the Seller Intellectual Property listed on Schedule 2.1(a) and the Intellectual Property Rights licensed to Seller pursuant to the Assumed Contracts constitute all the Technology and Intellectual Property Rights used in or necessary to the conduct of Seller’s Business, including the design, development, manufacture, use, import and sale of products, technology and performances of services (including products, technology or services under development at such time).

(f) Seller has taken reasonable steps to protect its rights in its confidential information in any Technology and in the Seller Intellectual Property Rights for companies similarly situated to Seller. Without limiting the foregoing, Seller has, and enforces, a policy requiring each employee or independent contractor to execute a proprietary information, confidentiality and inventions assignment agreement, the form of which has been provided to Buyer, and all current and former employees and independent contractors of Seller have executed such an agreement that covers the periods of time in which such individuals were engaged by Seller.

(g) To the extent that any Seller Intellectual Property has been developed or created by any person other than Seller or jointly with any person other than Seller, Seller has a written agreement with such person with respect thereto, and thereby has irrevocably obtained worldwide, perpetual ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights included in the Purchased Assets including the right to seek past and future damages with respect thereto by operation of law or by valid assignment; and has received the waiver with respect thereto of all non-assignable rights including but not limited to all author or moral rights. Each current and former employee or independent contractor has entered into a valid and binding written agreement with Seller sufficient to vest title in Seller of all Technology and Intellectual Property Rights included in the Purchased Assets created by such employee or independent contractor.

(h) All Seller Intellectual Property was developed and created solely by either (i) employees of Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights or claims to any of the Seller Intellectual Property.

(i) The contracts, licenses and agreements listed in Section 4.11(i) of the Seller Disclosure Schedule include all contracts, licenses and agreements pursuant to which any person has licensed any Technology or Intellectual Property Rights to Seller in connection with Seller’s Business or the Purchased Assets (excluding non-negotiated “shrinkwrap” or “clickwrap” license agreements that grant Seller a license to standard software that is equally available to Buyer on standard terms and conditions at a cost of less than C$2,000 per agreement and C$10,000 in the aggregate). Seller is not in breach of nor has it failed to perform under any of the foregoing contracts, licenses or agreements and, to Seller’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(j) The operation of Seller’s Business, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing of the products, technology or services of Seller did not, does not, and will not when conducted by Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction, and Seller has not received notice from any person claiming that such operation of Seller’s Business or any act, product, technology or service (including products, technology or services currently under development) of Seller infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

(k) To Seller’s knowledge, there are no contracts, licenses or agreements between Seller and any other person with respect to Seller Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

(l) To Seller’s knowledge, no person is infringing or misappropriating, or has infringed or misappropriated, any Seller Intellectual Property. Other than as set forth in Section 4.11(l) of the Seller Disclosure Schedule, Seller has not brought any action, suit or proceeding for infringement of any Seller Intellectual Property or breach of any license or agreement involving Intellectual Property Rights against any third party.

(m) No Seller Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of the foregoing.

(n) All Seller Intellectual Property is fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(o) Seller has not transferred ownership of, or granted exclusive rights to use, any Technology or Intellectual Property Right that is or was Seller Intellectual Property, to any other person.

(p) The contracts, licenses and agreements listed in Section 4.11(p) of the Seller Disclosure Schedule include all contracts, licenses and agreements to which Seller is a party with respect to any Technology or Intellectual Property Rights included in the Purchased Assets including without limitation any licenses granted to third parties with respect to any of the Seller Intellectual Property (excluding (i) non-exclusive licenses granted by Seller to its customers pursuant to Assumed Contracts in connection with sales of products of Seller’s Business in the ordinary course of business and (ii) non-negotiated “shrinkwrap” or “clickwrap” license agreements that grant Seller a license to standard software that is equally available to Buyer on standard terms and conditions at a cost of less than C$2,000 per agreement and C$10,000 in the aggregate). Any Intellectual Property Rights used by Seller in the conduct of Seller’s Business that are not Seller Intellectual Property are listed in Section 4.11(p) of the Seller Disclosure Schedule and all such Intellectual Property Rights are licensed to Seller pursuant to the Assumed Contracts. The termination or expiration of any inbound licenses of Technology or Intellectual Property Rights (other than commercially available third party software development tools so long as no part of such tools are included in Seller’s products or services) will not adversely affect the operation of Seller’s Business. No person who has licensed Technology or Intellectual Property Rights to Seller has ownership rights or license rights to improvements made by Seller in such Technology or Intellectual Property Rights which has been licensed to Seller.

(q) Section 4.11(q) of the Seller Disclosure Schedule lists all contracts, licenses and agreements between Seller and any other person wherein or whereby, with respect to Seller’s Business or any Purchased Asset, Seller has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such other person of the Intellectual Property Rights of any person other than Seller.

(r) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any contracts or agreements to which Seller is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Seller Intellectual Property, (ii) Buyer granting to any third party any right, title or interest to or with respect to any Technology Intellectual Property Rights owned by, or licensed to, Buyer pursuant to any agreement to which Seller is a party or by which it is bound, (iii) Buyer being bound by, or subject to, any agreement not to compete or other restriction on the operation or scope of its business or Seller’s Business, (iv) any restriction on the ability of Buyer to share information relating to its ongoing business or operations, or (v) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller prior to the Closing Date pursuant to agreements to which Seller is a party or by which it is bound.

(s) Except as set forth in Section 4.11(s) of the Seller Disclosure Schedule, Seller does not and has not used any Public Software in connection with the development of its products or services or incorporated any Public Software into its products or services. The list in Section 4.11(s) of the Seller Disclosure Schedule shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which Seller has received a license to such Public Software, and (iii) a short statement regarding how the Public Software is being used by Seller. Notwithstanding the foregoing, (a) Seller is in full compliance with all Public Software license agreements to which Seller is a party, and (b) Seller’s use or incorporation of Public Software has not and does not (i) grant to any third party any rights in Seller’s products, services or intellectual property, (ii) require the licensing, disclosure, or distribution of any source code developed by or for Seller, (iii) require Seller to license the use of its products or services to third parties without charge, or (iv) create restrictions on or immunities to Seller’s enforcement of its intellectual property rights. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects Seller’s exclusive ownership of such Combined Software. The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(t) All data which has been collected, stored, maintained or otherwise used by Seller and its subsidiaries has been collected, stored, maintained, used and disclosed in accordance with all applicable Laws, rules, regulations, guidelines, contracts, and industry standards for companies similarly situated to Seller. Neither Seller nor any of its subsidiaries has received a notice of non-compliance with applicable data protection Laws, rules, regulations, guidelines or industry standards. Seller and its subsidiaries have made all registrations that Seller and its subsidiaries are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due within ninety (90) days of the date hereof duly made. Seller’s and its subsidiaries’ practices are, and have always been, in compliance with (i) their then-current privacy policy or statement, including the privacy policy or statement posted on Seller’s and its subsidiaries’ websites, and (ii) their customers’ privacy policies, when required to do so by contract. Seller and its subsidiaries have implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any personal information. Seller and its subsidiaries have adequate technological and procedural measures in place in accordance with industry standards for companies similarly situated to Seller to protect personal information collected by Seller or a subsidiary of Seller against loss, theft and unauthorized access or disclosure. Seller and its subsidiaries have the full power and authority to transfer any and all rights in any individual’s personal information in Seller’s and its subsidiaries’ possession or control to Buyer. Neither Seller nor any subsidiary of Seller is subject to any obligation that would prevent Buyer from using the personal information in a manner consistent with any Law or industry standard regarding the collection, retention, use, or disclosure of such information.

(u) Each registered Trademark of Seller is used in its jurisdiction of registration, in association with all wares and services for which it is registered and in the form appearing in the applicable registration, and has been used with sufficient continuity in association with those wares and in such form, and any use by licensee of the Trademark has been controlled and enforced by Seller, so as to avoid any abandonment, cancellation, expungement or other such challenge against the Trademark associated with non-continuous use, or otherwise (including the unenforceability of the Trademark, in each applicable jurisdiction).

(v) Seller and each of its subsidiaries employ commercially reasonable measures in accordance with industry standards for companies similarly situated to Seller to ensure that no software contained within Seller’s products or services or otherwise used by Seller contains any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

(w) Seller owns and has good title to the source code relating to all products manufactured, sold, licensed, leased, or delivered by Seller and each service rendered by Seller (collectively, the “Source Code”). The Source Code (i) has at all times been maintained in confidence, (ii) has been disclosed by Seller only to employees who need to have access to such Source Code and are bound by written non-disclosure obligations, (iii) has not been sold, transferred, or licensed to any customer or third party; (iv) except as listed on Section 4.11(w) of the Seller Disclosure Schedule, is not the subject of any escrow or similar agreement or arrangement giving any third party rights in such Source Code upon the occurrence of certain events; and (v) to the extent such Source Code is the subject of any escrow or similar agreement as listed on Section 4.11(w) of the Seller Disclosure Schedule, no events have occurred that would give rise to the release of such Source Code to such third party and Seller has no reason to believe that such an event is likely to occur.

4.12 Taxes. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, all Taxes imposed by Canada, any province, territory, municipality, other local government or other subdivision or instrumentality of Canada, or any foreign country or any state or other government thereof, or any other taxing authority, that are due or payable by Seller with respect to Seller’s Business, and all interest and penalties thereon, whether disputed or not, and which would result in the imposition of an Encumbrance on the Purchased Assets or against Buyer, other than Taxes which are not yet due and payable, have been paid in full, all Tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by Law to be made by Seller with respect to employees’ withholding Taxes have been duly made. Seller is not delinquent in the payment of any Tax, assessment or governmental charge or deposits which would result in the imposition of an Encumbrance on the Purchased Assets or against Buyer, and Seller does not have a Tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim, which would result in the imposition of any Encumbrances on the Purchased Assets or against Buyer. No audit or other examination by a taxing authority of any Tax return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or examination.

4.13 Employee Benefit Plans. Seller is not a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan, or to any collective bargaining agreement or other agreement, written or oral, with any trade or labour union, employees association or similar organization, except as set forth in Section 4.13 of the Seller Disclosure Schedule.

4.14 Agreements, Contracts and Commitments. Section 4.14 of the Seller Disclosure Schedule contains a true, complete and correct list of contracts (or, in the case of oral contracts, summaries thereof) to which Seller is a party and which could affect Seller’s Business or the Purchased Assets after the Closing or could adversely affect Buyer (collectively, the “Material Contracts”). True and complete copies of all written Material Contracts and true and complete summaries of all oral Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished to Buyer. Each Material Contract is valid, subsisting, in full force and effect and binding upon Seller and, to the knowledge of Seller, the other parties thereto in accordance with its terms. Seller is not in default (and no condition exists that, with notice or lapse of time or both, would constitute a default by Seller) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by Seller, nor, to the knowledge of Seller, is any other party to any Material Contract in default thereunder (or does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the Material Contracts is currently being renegotiated, and the validity, effectiveness and continuation of each of the Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement. To the knowledge of Seller, no party to any of the Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract. Seller represents and warrants that none of the Assumed Contracts shall be terminated or impaired or become terminable, nor shall any default occur under any such Assumed Contracts, as a result of the transactions contemplated by this Agreement, and Seller has obtained all necessary consents, waivers and approvals of parties to any Assumed Contract as are required thereunder in connection with the transactions contemplated hereby or for such Assumed Contract to remain in effect without modification after the Closing. Following the Closing Date, Buyer will be permitted to exercise all of Seller’s rights under the Assumed Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

4.15 Transactions with Affiliates. Other than as set forth in Section 4.15 of the Seller Disclosure Schedule, there are no loans, leases, royalty agreements or other continuing transactions between Seller and any of Seller’s directors, officers, employees, consultants, representatives or shareholders or any member of any director, officer, employee, consultant, representative or shareholder’s family. None of Seller’s directors, officers, employees, consultants, representatives or shareholders has any direct or indirect interest in any entity that does business with Seller, has any direct or indirect interest in any property, asset or right used by Seller in the conduct of Seller’s Business or, other than as set forth in Section 4.15 of the Seller Disclosure Schedule, has any contractual relationship with Seller other than such relationships that result solely from being a director, officer, employee, consultant, agent, representative or shareholder of Seller.

4.16 Environmental Matters. Seller is in compliance with all applicable Environmental Laws and all Environmental Permits and all past non-compliance, if any, of Seller with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, except where such failure to comply or failure to resolve will not affect Seller’s Business, the Purchased Assets or Buyer.

4.17 Customers and Suppliers. Each contract, agreement, contract right, license agreement, purchase and sale order, quotation or other executory right between Seller and its customers or Suppliers and related to Seller’s Business is set forth on Schedule 2.1(b). Section 4.17 of the Seller Disclosure Schedule sets forth a true and correct list of (a) all customers from whom Seller’s Business has recognized revenue during the most recent fiscal year and (b) the ten largest suppliers of Seller’s Business, on the basis of cost of goods or services purchased for the most recent fiscal year (collectively, the “Customers and Suppliers”). Since December 31, 2005, Seller has not received notice that there has been a loss of, or material subscription cancellation by, any such Customer or Supplier or notice of termination by any other material customer.

4.18 Warranties; Defects; Liabilities. Each product manufactured, sold, licensed, leased, or delivered by Seller, and each service rendered by Seller, in the course of Seller’s Business has been in conformity with all applicable contractual commitments and all express and implied warranties except where the failure to be in such conformity would not have a Seller Material Adverse Effect. Seller has no liability (and to the knowledge of Seller, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) for replacement or repair of any such products or with respect to any such services, or for other damages in connection therewith. No product manufactured, sold, licensed or delivered by Seller, or service rendered by Seller, in the course of Seller’s Business is subject to any guarantee, warranty, or other indemnity beyond the applicable standard terms and conditions of Seller relating to such sale, license, delivery or service.

4.19 Employee Matters.

(a) Seller has not made any statements to current employees of Seller indicating or implying that Buyer has an obligation to such employee or otherwise to retain the services of such employees of Seller permanently or for any fixed period of time after Closing.

(b) There are no actions, suits, claims, labour disputes or grievances pending, or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labour, safety or discrimination matters involving any employee of Seller that could affect Seller’s Business or the Purchased Assets or adversely affect Buyer. Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Seller. To the knowledge of Seller, there are no current attempts to organize or establish any labour union or employee association with respect to any employees of Seller.

4.20 Complete Copies of Materials. Seller has delivered or made available true and complete copies of each document which has been requested by Buyer or its counsel in connection with their legal and accounting review of Seller.

4.21 Bankruptcy; Insolvency.

(a) Seller has not (i) instituted proceedings under any applicable bankruptcy Law, (ii) had a bankruptcy proceeding filed against it, (iii) filed a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (iv) consented to the filing of any such petition, (v) had appointed a Custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, (viii) become insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada), (ix) failed generally to pay its debts as they become due, or (x) taken any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

(b) The occurrence of the Closing and the transactions contemplated by this Agreement, before and after Closing, shall not cause Seller to, and as a result of the transactions contemplated by this Agreement, Seller shall not be required to, (i) institute proceedings under any applicable bankruptcy Law, (ii) have a bankruptcy proceeding filed against it, (iii) file a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (iv) consent to the filing of any such petition, (v) have appointed a Custodian (as defined below) of it or any of its assets or property, (vi) make a general assignment for the benefit of creditors, (vii) admit in writing its inability to pay its debts generally as they become due, (viii) become insolvent within the meaning of the Bankruptcy and Insolvency Act (Canada), (ix) fail generally to pay its debts as they become due, or (x) take any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

(c) Seller is receiving reasonably equivalent value in exchange for the Purchased Assets.

4.22 Brokers or Finders. Neither Seller nor any of the Shareholders has incurred, or will incur, directly or indirectly, as a result of any action taken by Seller, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.23 No Restrictions. Seller is not a party to, and no asset or property of Seller is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (non-compete or otherwise) (each a “Restriction”) that restricts or prohibits, or purports to restrict or prohibit, Seller from freely engaging in any business now conducted or contemplated by Seller or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Seller may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that Seller may address in operating its business; or restricting the prices which Seller may charge for its products or technology or services), or includes any grants by Seller of exclusive rights or licenses other than Restrictions which do not and will not affect Seller’s Business, the Purchased Assets or the Assumed Obligations.

4.24 DeepMetrix Corporation. There are no Encumbrances of any type on Seller, Seller’s Business or any of the Purchased Assets, in favour of DeepMetrix Corporation or Microsoft Corporation or any affiliates, successors or assigns of either of them, arising out of or related to the transaction, agreements, contracts or documents entered into between DeepMetrix Corporation and Microsoft Corporation or any affiliates of either of them.

4.25 Representations Complete. None of the representations or warranties made by Seller herein or in any Schedule hereto, including the Seller Disclosure Schedule, or in any certificate furnished by Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a fact, or omits or will omit at the Closing to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, jointly and severally, represents and warrants to Buyer, and acknowledges that Buyer is relying upon such representations and warranties in connection with the purchase of the Purchased Assets, that the statements contained in this Article V are true and correct.

5.1 Authority.

(a) Such Shareholder has all requisite power and authority to enter into this Agreement. The execution and delivery of this Agreement and the performance by such Shareholder of its obligations hereunder have been duly authorized by all necessary action (whether corporate or otherwise) on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations hereunder shall not, conflict with or violate any Laws applicable to such Shareholder, or any injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority or court to which the Shareholder is subject or conflict with, or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, Permits or other arrangement to which Seller is a party or by which it is bound or to which its assets are subject.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder.

5.2 Rights to Intellectual Property. Such Shareholder owns no Intellectual Property Rights used in Seller’s Business.

5.3 Brokers or Finders. Such Shareholder has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Shareholder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, and acknowledges that Seller is relying upon such representations and warranties in connection with the sale of the Purchased Assets, that the statements contained in this Article VI are true and correct.

6.1 Corporate Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Buyer Material Adverse Effect. Buyer is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

6.2 Authority.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Certificate of Incorporation or Bylaws of Buyer.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Buyer Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

6.3 Litigation. There is no judgment, decree or order against Buyer that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Buyer Material Adverse Effect.

6.4 Brokers or Finders. Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Buyer, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE VII

CLOSING

7.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel. All documents which Buyer shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

7.2 Buyer’s Deliveries. Buyer shall execute and/or deliver or cause to be executed and/or delivered to Seller all of the following:

(a) such documents or instruments as are necessary, useful or desirable in order for Seller to transfer the rights of ownership in and to the Purchased Assets to Buyer;

(b) an Assignment and Assumption of Obligations Agreement for the Purchased Assets in substantially the form attached as Exhibit D hereto, covering those liabilities of Seller assumed by Buyer pursuant to Article II hereof; and

(c) the Purchase Price as set forth in Section 3.2 hereof.

7.3 Seller’s Deliveries. Seller shall deliver to Buyer physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Buyer all of the following.

(a) such documents or instruments as are necessary, useful or desirable in order for Seller to transfer the rights of ownership in and to the Purchased Assets to Buyer;

(b) an Assignment and Assumption of Obligations Agreement in substantially the form attached as Exhibit D hereto, covering those liabilities of Seller assumed by Buyer pursuant to Article II hereof;

(c) releases and discharges of all liens and hypothecs and other Encumbrances and security interests held by any third party of Seller in any of the Purchased Assets, including, without limitation, UCC-3 termination statements;

(d) all necessary consents for the assignment of contracts, leases, purchase orders, sales orders and Permits which are to be assigned to Buyer or alternate arrangements with respect thereto, all as reasonably acceptable to Buyer;

(e) a certificate executed on behalf of Seller by its President to the effect that, as of the Closing Date:

(i) all representations and warranties made by Seller under this Agreement are true, correct and complete; and

(ii) all covenants, obligations and conditions of this Agreement to be performed or complied with by Seller on or before such date have been so performed;

(f) Seller Non-competition Agreement executed by Seller;

(g) Shareholder Non-competition Agreement executed by each of the Shareholders;

(h) Employee Proprietary Information Agreements and Employee Notices in substantially the forms attached hereto as Exhibit E and Exhibit F, respectively, executed by each of the employees listed in Schedule 7.3(h);

(i) an opinion of Labarge Weinstein Professional Corporation, counsel to Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G;

(j) the delivery by the Seller, immediately following Closing, of a DVD containing the Purchased Assets deliverable pursuant thereto to the offices of the Buyer set forth in Section 10.1 of this Agreement; and

(k) without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Seller or Shareholders which are necessary to consummate the transaction contemplated hereby.

ARTICLE VIII

POST-CLOSING AGREEMENTS

8.1 Use of Trademarks; References to Seller. Seller shall cease to use and shall not license any third party to use, or consent to the use by any third party of, the name “ipMonitor” or any name, slogan, logo or trademark of Seller (or any similar or deceptively similar name, slogan, logo or trademark thereto).

8.2 Further Assurances. The Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller and the Shareholders agree to assist Buyer, Seller or its or their designee, in every proper way, to secure the rights of Buyer or Seller in any Seller Intellectual Property Rights, including the completion and filing of any patent, trademark or copyright applications with CIPO, PTO or any foreign agency.

8.3 Transfer Taxes. Seller shall be responsible for and shall pay any and all transfer, sales, use, value-added, documentary, recordation or other similar taxes in connection with the transfer of the Purchased Assets as contemplated by this Agreement.

8.4 Bulk Sales Laws. Each of Buyer and Seller hereby waives compliance by the other with the so-called “bulk sales law” and any other similar Laws, if any, in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Buyer from and hold it harmless against any liabilities, damages, costs and expenses resulting from or arising out of any action brought or levy made as a result of Seller’s failure to pay its liabilities owed to creditors, other than those liabilities that have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

8.5 Access to Seller Records. To the extent relevant to Seller’s Business or the Purchased Assets, Seller shall provide Buyer with such assistance as may reasonably be required in connection with the preparation of any Tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes. Seller shall provide Buyer and its advisors with reasonable access during normal business hours to all books of account, papers and records transferred to Buyer hereunder relating to accounting or Tax matters (the “Accounting Records”), and Seller will not destroy any Accounting Records until the fifth anniversary of the Closing Date, and thereafter only after first providing notice to Buyer or its successor providing Buyer or its successor with any opportunity to retain copies of such Accounting Records.

8.6 Audit. Seller shall engage, at Buyer’s expense, PricewaterhouseCoopers to perform an audit of Seller for Seller’s 2006 fiscal year. The audit shall be performed promptly and in any event, Seller agrees that it shall use its commercially reasonably efforts to complete the audit promptly, but in no event later than May 31, 2007. The audit will be performed in accordance with generally accepted auditing standards in the United States and Seller’s financial statements shall be prepared in accordance with generally accepted accounting principles in the United States. Seller further agrees that it will not take any actions with respect to the books, records, policies and procedures of Seller that would obstruct or prevent the preparation of such audited financial statements. Seller will cooperate in the completion of the audit and the preparation of the audited financial statements, including providing customary certifications to PricewaterhouseCoopers or, if requested, customary certifications to Buyer’s auditors.

8.7 Access to Gary Hamilton. For a period of 180 days following the Closing (the “Consulting Period”), Gary Hamilton (“Founder”) agrees, by his execution of this Agreement, to cooperate with Buyer and to make himself available to Buyer upon reasonable notice and during reasonable business hours to provide answers and assistance with respect to Seller, Seller’s Business and the Purchased Assets (the “Consulting Services”). Founder shall provide the Consulting Services free of charge for the first ninety (90) days of the Consulting Period, and thereafter Buyer shall pay Founder C$175 per hour for any Consulting Services rendered by Founder at the written request of Buyer. Founder shall execute a confidentiality agreement and invention assignment agreement at the request of Buyer in connection with the provision of the Consulting Services.

8.8 Employee Matters. Buyer shall extend an offer of employment in the form of an Employee Proprietary Information Agreement and an Employee Notice to each Business Employee. Effective as of the Closing Date, Buyer will hire each Business Employee who accepts such offer of employment extended to such individual by Buyer.

8.9 Bank Accounts. With respect to Seller’s existing accounts with Royal Bank of Canada, Seller shall, immediately following the Closing, cause signature authority to be removed from all persons other than Nada Haralovich and shall grant to Nada Haralovich (to the extent she does not already have such authority) and Kevin Thompson signature authority on all such accounts. Within ninety (90) days following the Closing, Buyer shall surrender signature authority on such accounts to a designee of Seller.

8.10 Consents. With respect to the agreements listed in Section 4.3(b) of the Seller Disclosure Schedule, to the extent Buyer waives the delivery of a consent to the assignment of such agreement as required by Section 7.3(d) of this Agreement, Seller agrees (i) to use its reasonable best efforts to obtain such consent promptly after the Closing and (ii) that any transfer fees required to be paid in order to obtain such consent shall be Retained Liabilities.

ARTICLE IX

ESCROW AND INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants. The representations and warranties in Articles IV, V and VI shall survive the Closing through the first anniversary of the Closing; provided, however, that the Surviving Representations (as defined in Section 9.2 below) shall survive until thirty (30) days after the expiration of the applicable statutes of limitations or period of extinctive prescription; and provided further that with respect to fraud, willful misrepresentation, willful breach or willful misconduct, the applicable representations and warranties shall, if any, survive indefinitely. Unless otherwise specified herein, covenants in this Agreement shall survive the Closing until such covenants are fully performed by the applicable party or waived by the beneficiaries thereof.

9.2 Indemnification. From and after the Closing, and subject to the provisions of Section 9.1 and Section 9.3, Seller and each of the Shareholders (the “Indemnifying Parties”), jointly and severally, shall indemnify and hold harmless Buyer and its stockholders, directors, officers, employees, affiliates, agents and attorneys (the “Indemnified Parties”) against, and reimburse them for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable legal fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Indemnified Parties (i) as a result of any breach of any representation, warranty, agreement or covenant on the part of Seller or any of the Shareholders under this Agreement, the Seller Non-competition Agreement, the Shareholder Non-competition Agreement or any Transaction Document, or in respect of any Employee Non-competition Agreement, (ii) as a result of fraud, willful misrepresentation, willful breach or willful misconduct by Seller or any of the Shareholders, (iii) other than the Assumed Obligations, arising out of the ownership or operation of Seller’s Business or Purchased Assets through the Closing, (iv) other than Assumed Obligations, related to employment matters occurring on or prior to the Closing Date, or (v) relating to any Retained Liabilities, collectively, the “Damages.” “Damages” as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Buyer in the absence of claims by a third party. Unless otherwise specified herein, including without limitation Section 9.1 and Section 9.3 hereof, the Indemnifying Parties’ liability for Damages resulting from breaches of representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the first anniversary of the Closing Date; provided, however, that the Indemnifying Parties’ liability for Damages resulting from breaches of (i) the Seller Non-competition Agreement, (ii) the Shareholder Non-competition Agreement, (iii) any Employee Non-competition Agreement and (iv) representations, warranties, agreements and covenants relating to the capitalization of Seller (Section 4.2), Seller’s authority (Section 4.3), taxes (Section 4.12) and DeepMetrix (Section 4.24), collectively, the “Surviving Representations,” shall survive until thirty (30) days after the expiration of the applicable statutes of limitations or period of extinctive prescription; and provided further that the Indemnifying Parties’ liability for Damages resulting from fraud, willful misrepresentation, willful breach or willful misconduct shall survive indefinitely.

9.3 Limitations.

(a) Except for injunctive relief and similar equitable remedies and except for Damages relating to or arising out of (A) fraud, willful misrepresentation, willful breach or willful misconduct by Seller or any of the Shareholders, (B) any alleged breach of (i) the Seller Non-competition Agreement, (ii) the Shareholder Non-competition Agreement, (iii) the Surviving Representations or (iv) Seller’s or any of the Shareholders’ obligations in respect of any Employee Non-competition Agreement, and for certainty excluding any alleged breach by any employee of its obligations thereunder, or (C) the Retained Liabilities (collectively the “Excluded Damages”), recourse to the Escrow Fund in accordance with the provisions hereof and the Escrow Agreement shall be Buyer’s sole and exclusive remedy available only for Damages under Section 9.2 above.

(b) Other than the Excluded Damages and any alleged breach of the representation and warranty set forth in the last sentence of Section 4.5 of this Agreement, no indemnification from the Escrow Fund with respect to any Damages otherwise payable under Section 9.2 above shall be payable until such time as all such indemnifiable Damages shall aggregate to more than C$50,000, after which time the Escrow Fund shall be drawn upon for all indemnifiable Damages (including the first C$50,000).

(c) Any claims by Buyer against the Indemnifying Parties for any Damages other than Damages relating to or arising out of (A) fraud, willful misrepresentation, willful breach or willful misconduct by Seller or any of the Shareholders, or (B) any alleged breach of Seller’s or any of the Shareholders’ obligations in respect of any Employee Non-competition Agreement, and for certainty excluding any alleged breach by any employee of its obligations thereunder, shall not exceed, in the aggregate, the Purchase Price payable hereunder.

(d) The amount of Damages for which an Indemnified Party is entitled to indemnification shall be reduced to the extent that the full amount of such Damages have been reduced from the Closing Consideration as a result of a Working Capital Shortfall due to such Damages.

(e) Except for Damages resulting from fraud, willful misrepresentation, willful breach or willful misconduct by Seller or any of the Shareholders or from any breach of Section 4.11 hereof, Damages shall not include any incidental, punitive, special, consequential or indirect Damages of the Buyer including, without limitation, loss of profits or failure to realize expected savings.

(f) The Indemnifying Parties shall not be liable for any Damages to the extent that such Damages have been otherwise recovered by the Buyer or satisfied by any other Person including, without limitation, as a result of the Buyer receiving or being reasonably able to receive compensation for such Damages pursuant to any policy of insurance maintained by the Buyer.

9.4 Escrow.

(a) At the Closing, Buyer will deposit the Escrow Amount, without any act of Seller, with Gowling Lafleur Henderson LLP, as Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Amount may be invested as jointly directed in writing by Buyer and Seller from time to time. In the absence of joint written instructions, the Escrow Amount shall be invested by the Escrow Agent in United States or Canadian government-backed, interest-bearing securities. Any interest, earnings and income that accrue upon the Escrow Amount during the period of time during which the Escrow Amount is held in the Escrow Fund shall be deemed to be part of the Escrow Fund.

(b) Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing for one (1) year (the “Escrow Period”). Upon the expiration of the Escrow Period, and within two (2) business days thereafter, any and all amounts remaining in the Escrow Fund shall be released from the Escrow Fund to Seller after accounting for (i) all amounts theretofore validly distributed out of the Escrow Fund to the Indemnified Parties pursuant to this Article IX and (ii) the retention of an amount equal to such portion of the remaining Escrow Fund which, subject to the objection of the Indemnifying Parties and the subsequent arbitration of the matter in a manner consistent with this Article IX, is necessary to satisfy any unsatisfied claims specified in any Damages Certificate (as defined in Section 9.4(c)) delivered to the Indemnifying Parties prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as such claims have been resolved (such resolution to be evidenced by the written agreement of the Buyer and the Indemnifying Parties or the written decision of the arbitrators as described below), and within two (2) business days thereafter, the Escrow Agent shall deliver to Seller the remaining portion of the Escrow Fund not required to satisfy any remaining claims.

(c) In the event that any Indemnified Party has incurred or sustained Damages or reasonably anticipates that it will incur or sustain Damages, the Indemnified Party shall deliver to the Indemnifying Parties a certificate signed by any officer of the Indemnified Party (a “Damages Certificate”) (A) stating that the Indemnified Party has incurred or sustained Damages or reasonably anticipates that it could incur or sustain Damages and (B) specifying in reasonable detail the individual items of Damages included or the basis for such anticipated liability.

(d) The Indemnifying Parties shall have twenty (20) days following their receipt of a Damages Certificate to object to any claim or claims made in a Damages Certificate. In the event that the Indemnifying Parties have not objected within such twenty (20) day period to a Damages Certificate, then the Escrow Agent shall remit to the Indemnified Party the amount set forth in such Damages Certificate and the Escrow Fund shall be reduced by such amount. In the event that the Indemnifying Parties so object within such twenty (20) day period, such objection must be in the form of a certificate signed by the Indemnifying Party or its authorized member or manager and delivered to the Indemnified Party (an “Objection Certificate”), which certificate shall set forth the item or items of Damages in the Damages Certificate to which the Indemnifying Parties are objecting and a reasonable basis for each such objection.

(e) For a period of fifteen (15) days after the delivery of an Objection Certificate, the Indemnified Party and the Indemnifying Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims as are objected to therein. If such an agreement is reached as to all or any portion of the Damages that are subject to the Objection Certificate, then a memorandum setting forth such agreement shall be prepared and signed by both parties and, where an Indemnified Party is entitled to be compensated from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum. If no such agreement can be reached after good faith negotiation, either the Indemnifying Parties or the Indemnified Parties may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Parties and the Indemnified Parties. In the event that within 45 days after submission of any dispute to arbitrators the Indemnifying Parties and the Indemnified Parties cannot mutually agree on one arbitrator, the Indemnifying Parties and the Indemnified Parties shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable legal fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim objected to in such Objection Certificate shall be binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(f) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Wilmington, Delaware, under the rules then in effect of the American Arbitration Association. The payment of all fees and expenses of the parties to any such arbitration, as well as the fees of the arbitrator(s) and the administrative fee of the American Arbitration Association, shall be payable in accordance with Section 10.10.

9.5 Third Party Claims.

(a) In the event an Indemnified Party becomes aware of a third party claim that the Indemnified Party reasonably believes may result in a demand for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Parties of such claim, and the Indemnifying Parties shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Parties shall relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are thereby prejudiced.

(b) The Indemnifying Parties will have the right to defend the Indemnified Party against the Third Party Claim with counsel of their choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Parties notify the Indemnified Party in writing within 30 business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Parties provide the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Parties, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Parties conduct the defense of the Third Party Claim actively and diligently. The Indemnifying Parties will not consent to the entry of a judgment or enter into any settlement agreement without the prior written consent of the Indemnified Party, unless such judgment or settlement includes a full release of the Indemnified Party in respect of all indemnifiable Damages resulting therefrom, related thereto or arising therefrom.

(c) In the event any of the conditions in Section 9.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Parties in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable legal fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

9.6 Escrow Agent’s Duties.

(a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and an officer of Seller.

(b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e) The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days’ prior written notice to each of Buyer, Seller and the Shareholders, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Buyer and Seller may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than C$100,000,000, shall be jointly appointed by Buyer and Seller in writing. Any such successor escrow agent shall deliver to Buyer, Seller and the Shareholders a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement.

(f) In performing any duties hereunder, the Escrow Agent shall not be liable to any Party for damages, losses, or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any Party to this Agreement.

(g) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall await the arbitrators’ decision as specified in Section 9.4(e) and act to make or withhold payments out of the Escrow Fund in accordance with such decision.

(h) Buyer, Seller and the Shareholders and their respective successors and assigns, jointly and severally, shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement.

(i) Any extraordinary fees and expenses, including without limitation any fees or expenses (including the fees or expenses of outside counsel to the Escrow Agent) incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Amount or the validity of a Damages Certificate or Objection Certificate shall, unless otherwise ordered by the applicable arbitrator, be paid 50% by Seller and 50% by Buyer within ten (10) days of receipt of a written invoice from Escrow Agent accompanied by evidence of a written invoice for such fees and expenses received by Escrow Agent.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a Party as shall be specified by like notice):

(a)	if to Buyer, to:

SolarWinds.Net, Inc.

1301 South MoPac Expressway

Suite 360

Austin, Texas 78746

Attention: Chief Financial Officer and General Counsel

Facsimile No.: (866) 530-8100

Telephone No.: (512) 682-9301

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

8911 Capital of Texas Highway, Suite 3210

Austin, Texas 78759

Attention: Paul R. Tobias

Facsimile No.: (512) 338-5499

Telephone No.:(512) 338-5400

(b)	if to Seller, to:

IPMonitor Corporation

47 State Street

Ottawa, Ontario, Canada

K2C 4C5

Attention: Gary Hamilton

Telephone No.: (613) 729-3583

with a copy to:

Labarge Weinstein Professional Corporation

515 Legget Drive, Suite 800

Kanata, Ontario

K2K 3G4

Attention: James A. Smith

Facsimile No.: 613-599-0018

Telephone No.: 613-599-9600 (x264)

(c)	if to the Shareholders, to:

___________

___________

___________

Attention: Gary Hamilton and Rosemary Hamilton

Telephone No.: _________

10.2 Interpretation. When a reference is made in this Agreement to Exhibits, Schedules or Sections, such reference shall be to an Exhibit, Schedule or Section to or of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All dollar amounts in this Agreement shall be expressed in Canadian dollars unless clearly specified to the contrary.

10.3 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules (including the Seller Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person any rights or remedies hereunder.

10.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

10.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.8 Assignment. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, at any time after the Closing, are freely assignable by Buyer. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, are assignable by Seller only upon the prior written consent of Buyer, which consent shall not be unreasonably withheld. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Legal Fees. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party’s or parties’ reasonable legal fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

10.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

10.14 Transaction Expenses. Seller, Buyer and the Shareholders will bear their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.15 Brokers or Finders Fees. Seller and the Shareholders agree to indemnify and hold harmless Buyer from and against any liability for any fee, compensation, commission or expense (including legal fees) arising out of any claim by any person acting or claiming to act on behalf of Seller or the Shareholders for any fee, compensation, commission or expense with respect to this Agreement and the transactions contemplated hereby. Buyer agrees to indemnify and hold harmless Seller and the Shareholders from and against any liability for any fee, compensation, commission or expense (including legal fees) arising out of any claim by any person acting or claiming to act on behalf of Buyer for any fee, compensation, commission or expense with respect to this Agreement and the transactions contemplated hereby.

10.16 Public Announcements. Buyer and Seller will, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. Except as otherwise required by applicable Law or court process or as may be reasonably required to file such Shareholder’s tax returns, each Shareholder shall keep confidential this Agreement and the terms of the transactions contemplated hereby and no Shareholder shall issue or cause the publication of any press release or other public announcement with respect to this Agreement and the transactions contemplated by this Agreement, in each case without the written consent of Buyer.

10.17 Seller Acknowledgment. Seller and the Shareholders acknowledge that the representations and warranties of Seller and of the Shareholders contained in this Agreement or in any Transaction Document shall not be deemed waived by any investigation by Buyer, its officers, directors, employees, counsel, accountants, advisors, representatives and agents. The right to indemnification, reimbursement or other remedy based upon the breach or inaccuracy of such representations, warranties, agreements, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, agreement, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any agreement, covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, agreements, covenants and obligations.

10.18 Language of Agreement/Langue du contrat. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

SOLARWINDS.NET, INC.

By:	/S/ KEVIN THOMPSON
Kevin Thompson
Chief Financial Officer

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

IPMONITOR CORPORATION

By:	/S/ GARY HAMILTON
Its:

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS

/S/ GARY HAMILTON
Gary Hamilton, and individually for purposes of Section 8.9 of this Agreement

/S/ ROSEMARY HAMILTON
Rosemary Hamilton

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ESCROW AGENT

GOWLING LAFLEUR HENDERSON LLP

By:	/S/ MARTIN AQUILINE

Name:	Martin Aquiline

Its:	Partner

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